UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2014

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 5th Street, Suite 200, Miami, Florida	33139
(Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:  (305) 704-3294

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Item 2.01.  Completion of Acquisition or Disposition of Assets

On June 3, 2014 (i) Omega Commercial Finance Corporation, a Wyoming corporation (the Registrant), and (ii) AmericaVest CRE Mortgage Funding Trust Incorporated (the “Shareholder”) a Maryland corporation,  entered into a Definitive Share Purchase Agreement (the Agreement) pursuant to which the Registrant acquired from Shareholder fifty-one percent (51%) or 1,564,079 shares of Shareholders common stock. The (“Purchase Price”) of $2-million shall be payable by the issuance by Omega on the (“Closing Date”) of a Promissory Note in favor of the Shareholder. The Note shall be of non interest and shall be due and payable in forty-five (45) days after the Closing Date (the “Maturity Date”).

The ("Shareholder") was formed as a Maryland corporation to qualify as a real estate investment trust (a "REIT") for federal income tax purposes. The ("Shareholder") expects to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") CODE for the year ending December 31, 2014. The ("Shareholder's") primary business will be to originate through an affiliate, and then acquire and hold for investment senior whole mortgages loans secured by smaller commercial such as office, retail, hospitality, and multifamily real estate properties in the United States.  The ("Shareholder's") investment strategy will be to generate current income and capital appreciation primarily through the origination of secured first position bridge loans collateralize by commercial real estate.

The foregoing summary of the Agreement is qualified in its entirety by the agreement attached as Exhibit 10.1 and the Promissory Note attached as Exhibit 10.2 collectively with this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.  Unregistered Sales of Equity Securities.

On June 3, 2014, Registrant issued to the Shareholder the Promissory Note pursuant to the above Agreement, in which the Promissory Note was issued in reliance upon the exemption from securities registrant afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”), and/or Regulation D under the Securities Act.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

10.1 - Definitive Agreement for a Purchase Agreement dated June 2, 2014.

10.2 - The Promissory Note for the consideration dated June 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 4, 2014

OMEGA COMMERCIAL FINANCE CORPORATION

By:      /s/ Jon S. Cummings, IV

Jon S. Cummings, IV, Chief Executive Officer